EXHIBIT 10.43

December 23, 2005

Mr. Keith W. Laakko
934 Audubon Drive
St. Louis, MO 63105

RE: Offer of Employment

Dear Keith:

I am pleased to offer you the position of Chief Marketing Officer commencing on January 9, 2006.  You will report directly to me and serve as a member of the senior management team of CPI Corp. (the “Company”), involved in planning, implementing and achieving the strategies and goals of the Company as reviewed and established by the Board of Directors.  Your principal place of employment will be St. Louis, Missouri, at the Company’s headquarters office.  This offer includes the following terms and conditions:

1.	Base Cash Salary: Your base cash salary initially will be $175,000 annually. Your base cash salary will be reviewed with you no less than annually and may be adjusted from time to time.

2.
Restricted Stock Grant:  Subject to Compensation Committee approval, you will be granted Restricted Stock of CPI in the amount of $50,000 priced at the closing price of the Company’s common stock on the first trading day immediately prior to the commencement date of your full-time employment with the Company.  The Restricted Stock will vest (subject to your continued employment on each vesting date) in five equal increments at the close of each Fiscal Year during the period of your employment, beginning with the Fiscal Year ended February, 2007.

3.
Annual Bonus:  You will be eligible to participate in the Performance Incentive Plan of the Company as a key executive of the Company.  It is anticipated that any payment due you under this plan will be paid substantially in Restricted Stock with annual vesting as determined by the Compensation Committee of the Board.

4.
Other Benefits:  As a CPI executive, you will generally be entitled to participate in other active benefit plans and programs on the same terms as the other executives in the Company.  These benefits currently include:

a.
401(k) Plan:  This qualified plan generally allows employees to contribute up to 25% of base salary annually.  The company generally matches 50% of employee contributions up to a maximum of 5% of salary in common stock.  However, the required discrimination testing substantially limits the amount highly compensated executives may contribute.  The plan is administered by Ameriprise Financial and offers a range of investment options.

b.
Health/Disability:  The Company's benefit plan provides for competitive health care coverage and short-term disability insurance.  Employee premiums are adjusted annually.    Long-term disability insurance is also available.

c.
Life Insurance:  Key managers of the Company are eligible for life insurance equal to two times annual base salary to a maximum benefit of $400,000.  Once per year, the key managers are offered an option to convert group term insurance in excess of $50,000 to a permanent cash value policy.  Contributions that the Company would have paid on the term life premiums are paid towards the permanent insurance premium, and the key manager pays the balance.

d.	Vacation: You will be entitled to four weeks of paid vacation per year.

5.
Termination and Severance:  If your employment is terminated by the Company without Cause at any time after July 9, 2006, you will be entitled to a severance amount equal to six months base salary provided you execute and deliver a release of all claims arising from or related to your employment and the termination of your employment in a form satisfactory to the Company.  Your severance amount will be payable in a lump sum upon receipt of your signed release of the Company.  If your employment is terminated (a) prior to July 10, 2006 or (b) at any time for Cause, you will be entitled to no benefits, except as provided by law or under the specific terms of the Company’s benefit programs in which you are then participating.  “Cause” as used herein shall mean any of the following acts by or other circumstances regarding the employee: (i) an act committed, after the date of this Agreement, in bad faith and to the detriment of the Company or any of its affiliates, (ii) refusal or failure to act in substantial accordance with any written material direction or order of the Company, (iii) repeated unfitness or unavailability for service, disregard of the Company’s rules or policies after reasonable notice and opportunity to cure, or misconduct, but not incapacity, (iv) entry of a final order of judgment affirming the conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (v) any breach or threatened breach by the employee of Sections 6, 7, 8 or 9 of this Agreement, or (vi) material breach or violation of any other provision of this Agreement or of any other contractual obligation to the Company or any of its affiliates.

6.
Insider Status. As a key executive of the Company, you will be considered an “insider” subject to SEC reporting of all stock transactions and to pre-clearance of all transactions through the Company’s General Counsel.

7.
Confidentiality. You will maintain in confidence all non-public information you learn about the Company and its business, including strategies, plans, prospects and financial, employee, vendor and customer information.  You will not use, copy or disclose any such information except as necessary to perform the functions of your job or with the prior consent of the company.

8.
Non-Compete and Non-Solicitation.  It is agreed that you will not be employed directly by or act in an advisory role for any direct competitor of the Company during the period of your employment and for a period of one year from the date of termination.

9.
Work for Hire.  As an employee, you agree that your ideas, concepts, graphics, creative or other products of your work will be owned by the Company, and you agree to acknowledge the company’s ownership in writing upon request from the Company.

I hope you find this offer acceptable as we all look forward to working with you.  I ask that you kindly respond no later than Wednesday, December 28, 2005.   Please acknowledge your acceptance of this offer by signing this letter in the space provided below and returning a signed copy to me via facsimile at 314/231-4233.

If you have any questions or wish to discuss this offer, please call me at 314/231-1575, extension 3223 or 314/629-5850.  I look forward to hearing from you.

Sincerely,

/s/Paul C.Rasmussen
_________________________________
Paul C. Rasmussen
Chief Executive Officer

Accepted this 28th  day of December, 2005.

/s/Keith W. Laakko
__________________________________
Keith W. Laakko